Exhibit 99.1

NEWS RELEASE

ALASKA SILVER ANNOUNCES CLOSING OF US$13.8 MILLION OFFERING

TUCSON, ARIZONA, US – October 3, 2025 – Alaska Silver Corp. (the “Company,” “Alaska Silver” or “WAM”) (TSXV: “WAM”) is pleased to announce that it has closed its previously announced offering of 21,229,000 units of the Company (“Units”) at a price of US$0.65 per Unit for gross proceeds of US$13,798,850 (the “Offering”). The Offering was led by Cantor Fitzgerald & Co. (“Cantor”) as lead book-running manager on behalf of a syndicate of underwriters including Canaccord Genuity Corp., ATB Capital Markets Inc. and Agentis Capital Markets (First Nations Financial Markets LP) (collectively, the “Underwriters”). Each Unit consists of one subordinate voting share and one subordinate voting share purchase warrant (a “Warrant”). Each Warrant is exercisable for one subordinate voting share of the Company at US$0.97 until the date which is three years from the closing date of the Offering. The full over-allotment option granted by the Company to the Underwriters was exercised in connection with the Offering.

The net proceeds of the Offering will be used to fund the Company’s mineral exploration activities, to repay certain outstanding debt and for general working capital purposes.

The Offering was completed (i) in each of the Provinces and Territories of Canada, except for Quebec, in reliance on the "listed issuer financing" exemption from the prospectus requirements available under Part 5A.2 of National Instrument 45-106 – Prospectus Exemptions, as modified by Coordinated Blanket Order 45-935 – Exemptions from Certain Conditions of the Listed Issuer Financing Exemption, and pursuant to the public offering exemption available under BC Instrument 72-503 – Distribution of Securities outside British Columbia; (ii) in the United States pursuant a prospectus that forms a part of an effective registration statement filed with the Securities and Exchange Commission; and (iii) in such other jurisdictions other than Canada and the United Sates pursuant to relevant prospectus or registration exemptions in accordance with applicable laws, provided that no prospectus filing or comparable obligation, ongoing reporting or continuous disclosure requirement or requisite regulatory or governmental approval arises or has arisen in such jurisdictions. There is no hold period on the Units issued in the Offering.

In connection with the Offering, the Company paid to the Underwriters an underwriting discount of US$1,034,913.75 and issued to the Underwriters warrants to purchase up to 849,160 subordinate voting shares (the “Underwriters’ Warrants”). Each Underwriters’ Warrant entitles the holder thereof to acquire subordinate voting shares of the Company at a per share exercise price of US$0.97 beginning on the date which is 180 days after September 30, 2025, which is the date of the pricing of the Offering (the “Pricing Date”), until the date which is 18 months after the Pricing Date.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy any of the Company’s securities, nor shall such securities be offered or sold in the United States absent registration or an applicable exemption from registration, nor shall there be any offer, solicitation or sale of any of the Company’s securities in any state or jurisdiction in which such offers, solicitations or sales would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About Alaska Silver

Alaska Silver is one of the pioneers of North America’s next major silver and critical minerals district at the Illinois Creek Project, a prolific 8-km mineral corridor hosting two stand-alone deposits with a new Warm Springs discovery zone in between (the “IC project”). The claims of the IC project cover a 100% owned land package of 73,535 acres (115 square miles or 29,758 hectares), located approximately 38 kilometers from the region’s marine highway, the Yukon River.

“Kit Marrs”

Kit Marrs

President & CEO

Phone: (520) 200-1667

kit@alaskasilver.com

Patrick Donnelly
Executive Vice President
pat@alaskasilver.com

Or visit our website at: www.alaskasilver.com

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Forward Looking Information

This news release contains “forward-looking information” within the meaning of applicable Canadian securities legislation. “Forward-looking information” includes, but is not limited to, statements with respect to the activities, events or developments that the Company expects or anticipates will or may occur in the future. Generally, but not always, forward-looking information can be identified by the use of words such as “plans”, “expects”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates”, or “believes” or the negative connotation thereof or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might” or “will be taken”, “occur” or “be achieved” or the negative connation thereof. This forward looking information relates to, among other things, the intended use of proceeds from the Offering.

Such forward-looking information is based on numerous assumptions, including among others, that the Company will be able to utilize the proceeds of the Offering in the manner intended. Although the assumptions made by the Company in providing forward-looking information is considered reasonable by management at the time, there can be no assurance that such assumptions will prove to be accurate and actual results and future events could differ materially from those anticipated in such information.

Important factors that could cause actual results to differ materially from the Company’s plans or expectations include market conditions, metal prices, and the risk that the Company will not be able to utilize the proceeds of the Offering in the manner intended. Although the Company has attempted to identify important factors that could cause actual results to differ materially from those contained in the forward-looking information or implied by forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that forward-looking information will prove to be accurate, as actual results and future events could differ materially from those anticipated, estimated or intended. Accordingly, readers should not place undue reliance on forward-looking information. Readers are cautioned that reliance on such information may not be appropriate for other purposes. The Company does not undertake to update any forward-looking information or financial outlook that are incorporated by reference herein, except in accordance with applicable securities laws. Any forward-looking information contained in this news release is expressly qualified in their entirety by this cautionary statement. We seek safe harbor.